Exhibit 99.1

February 22, 2023	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results

Analysts' call and webcast scheduled tomorrow, Feb. 23 at 11a.m. EST

TULSA, Okla. - Feb. 22, 2023 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth quarter and full year 2022 financial results, which included diluted earnings per share of $1.23 and $4.08, respectively.

"Despite a dynamic macroeconomic environment in 2022, we ended the year squarely on plan,” said Robert S. McAnnally, president and chief executive officer. "As we look to 2023, we remain focused on safely operating our assets, serving our growing customer base and managing our costs. Our thanks go to our co-workers for their care and steadfast commitment to our customers and the communities we serve."

2022 FINANCIAL RESULTS & HIGHLIGHTS

•Fourth quarter 2022 net income was $67.0 million, or $1.23 per diluted share, compared with $60.5 million, or $1.12 per diluted share, in the fourth quarter 2021;
•Full year 2022 net income was $221.7 million, or $4.08 per diluted share, compared with $206.4 million, or $3.85 per diluted share, in 2021;
•During the year, the Company issued and sold 403,792 shares of common stock for $35 million and executed forward sale agreements for another 1,451,474 shares of common stock under its at-the-market equity program. On Dec. 30, 2022, the Company settled forward sales agreements with respect to 1,162,071 shares of common stock with net proceeds of $93.8 million; had all the remaining shares been settled as of fiscal year-end 2022, it would have generated additional net proceeds of approximately $21.7 million;
•Full year 2022 capital expenditures and asset removal costs were $656.5 million, compared with $544.3 million in 2021; and
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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

•On Jan. 24, 2023, ONE Gas increased the dividend for the first quarter 2023 by 3 cents to 65 cents per share, or $2.60 per share on an annualized basis, payable on March 10, 2023, to shareholders of record at the close of business on Feb. 24, 2023.

FOURTH QUARTER 2022 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $103.6 million in the fourth quarter 2022, compared with $87.0 million in the fourth quarter 2021, which primarily reflects:

•an increase of $13.6 million from new rates;
•an increase of $1.6 million in residential sales due primarily to net customer growth in Oklahoma and Texas; and
•a decrease of $2.1 million in employee-related costs.

These increases were offset partially by:

•an increase of $1.0 million in outside service costs;
•an increase of $1.1 million in bad debt expense; and
•an increase of $3.6 million in depreciation expense, due primarily to additional capital expenditures being placed in service.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess accumulated deferred income taxes (EDIT) of $5.5 million and $5.1 million for the three-month periods ended Dec. 31, 2022, and 2021, respectively.

Capital expenditures and asset removal costs were $209.6 million for the fourth quarter 2022 compared with $161.4 million in the fourth quarter 2021, due primarily to expenditures for system integrity and extension of service to new areas.

FULL YEAR 2022 FINANCIAL PERFORMANCE

Full year 2022 operating income was $350.0 million, compared with $310.3 million in 2021, which primarily reflects:

•an increase of $58.7 million from new rates;
•an increase of $7.0 million in residential sales due primarily to net customer growth; and
•a decrease of $3.1 million in bad debt expense.

These increases were offset partially by:

•an increase of $15.4 million in outside service costs;
•an increase of $14.1 million in depreciation expense due to additional capital expenditures being placed in service; and

ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

•an increase of $3.2 million in employee-related costs.

For the twelve-month 2022 period, other expense, net, increased $1.0 million compared with the same period last year, due primarily to a $10.9 million decrease in the market value of investments associated with nonqualified employee benefit plans, partially offset by a decrease of $7.7 million in net periodic benefit cost other than service cost.

Interest expense increased $17.2 million compared with the same period last year due primarily to higher interest rates on commercial paper and the issuance of $300 million of 4.25% senior notes in August 2022 and $336 million of 5.486% Securitized Utility Tariff Bonds in November 2022.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $18.0 million and $17.3 million for the years ended Dec. 31, 2022, and 2021, respectively.

Full year 2022 capital expenditures and asset removal costs were $656.5 million, compared with $544.3 million in 2021. The $112.2 million increase was due primarily to expenditures for system integrity and extension of service to new areas.

For the years ended Dec. 31, 2022 and 2021, ONE Gas issued and sold 403,792 and 281,124 shares of common stock for $35.0 million and $21.4 million, respectively, generating proceeds, net of issuance costs, of $34.7 million and $21.1 million, respectively. On Dec. 30, 2022, the Company settled forward sales agreements with respect to 1,162,071 shares of common stock for net proceeds of $93.8 million. Had all remaining shares settled under the outstanding forward agreements as of fiscal year-end 2022, it would have generated additional net proceeds of $21.7 million. At Dec. 31, 2022, $63.1 million of equity was available for issuance under the at-the-market equity program.

REGULATORY ACTIVITIES UPDATE

Securitization

The following updates reflect recent activity in Kansas and Texas related to financing of costs incurred in February 2021 associated with Winter Storm Uri through the issuance of securitization bonds.

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid by Kansas Gas Service on behalf of KGSS-I.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets:
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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

December 31,
2022
(Thousands of dollars)
Restricted cash and cash equivalents	$8,446
Accounts receivable	4,862
Securitized intangible asset, net	323,838
Current maturities of securitized utility tariff bonds	20,716
Accounts payable	3,204
Accrued interest	2,202
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	309,343
Equity	$1,681

The following table summarizes the impact of KGSS-I on the consolidated statements of income:

Year ended December 31,
2022
(Thousands of dollars)
Operating revenues	$5,769
Operating expense	(52)
Amortization expense	(3,521)
Interest income	6
Interest expense	(2,202)
Income before income taxes	$—

In November 2022, ONE Gas used the proceeds from the securitization transaction for Kansas Gas Service to call the remaining $250 million of 0.85 percent senior notes due March 2023 and $77 million of the remaining $550 million of 1.10 percent senior notes due March 2024.

In February 2022, the Railroad Commission of Texas (RRC) issued a single financing order for Texas Gas Service and other natural gas utilities in Texas participating in the securitization process. The Texas Public Finance Authority (TPFA) formed the Texas Natural Gas Securitization Finance Corporation, an independent public authority, that will issue the securitized bonds, which are expected to be issued by April 2023. At Dec. 31, 2022, Texas Gas Service has deferred approximately $243.1 million in extraordinary costs associated with Winter Storm Uri, including $43.8 million attributable to the former West Texas service area which is being recovered through a separate surcharge over a period of three years that began in January 2022.

Other Regulatory Updates

In March 2022, Oklahoma Natural Gas filed its annual Performance-Based Rate Change (PBRC) application. The Public Utility Division (PUD) of the Oklahoma Corporation Commission (OCC) filed responsive testimony supporting an increase of $19.6 million, and the Office of the Attorney General filed a statement supporting PUD's position. Pursuant to its tariff, Oklahoma Natural Gas placed new rates into effect in July 2022. In November 2022, the OCC issued an order approving the joint stipulation.

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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

In December 2022, Oklahoma Natural Gas filed a request for a renewable natural gas (RNG) Pilot Program and Voluntary Tariff; the proposed tariff will allow all residential, small commercial and industrial sales customers to voluntarily purchase the environmental attributes of RNG. If approved, the tariff will be in effect for a pilot period through 2027. Assessment of the tariff and pilot program will be made in a rate case on or before June 2027. An order is expected no earlier than the third quarter of 2023.

In August 2022, Kansas Gas Service filed an application with the Kansas Corporation Commission (KCC) requesting an increase of approximately $7.8 million related to its Gas System Reliability Surcharge (GSRS). The KCC issued an order in November 2022 authorizing an increase of $7.7 million, and the new surcharge became effective on Dec. 1, 2022.

In June 2022, Texas Gas Service filed a rate case seeking to consolidate its West Texas, North Texas and Borger/Skellytown service areas into a single West-North service area and requesting a rate increase of $13.0 million. In January 2023, the RRC approved the consolidation and a rate increase of $8.8 million, premised on a return on equity of 9.6 percent and common equity ratio of 59.74 percent with new rates to be implemented in February 2023.

In February 2023, Texas Gas Service made GRIP filings for all customers in the Central-Gulf service area, requesting an $11.5 million increase to be effective in June 2023.

2023 FINANCIAL GUIDANCE

On Nov. 30, 2022, ONE Gas announced that its 2023 net income is expected to be in the range of $224 million to $238 million, or $4.02 to $4.26 per diluted share.

Capital expenditures, including asset removal costs, are expected to be approximately $675 million in 2023, with nearly 70 percent of these expenditures targeted for system integrity and replacement projects. Capital investments for extensions to new customers are expected to be approximately $185 million.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thursday, Feb. 23, 2023, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 844-200-6205, passcode 931735, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-813-9403, passcode 291896.
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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs (including operating costs and increased commodity costs related to Winter Storm Uri in February 2021), income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Kansas, Oklahoma, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis, such as the outbreak of COVID-19, including the impact to our operations, customers, contractors, vendors and employees, the effectiveness of vaccine campaigns (including the COVID-19 vaccine campaign) on our workforce and customers and the effect of other measures or mandates that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address the pandemic or other health crisis, which could (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers, including those related to Winter Storm Uri and any related financing required to support our purchase of natural gas supply, including the securitized financings currently contemplated in Texas;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and economic conditions in these areas’ housing markets;
•acts of nature and the potential effects of threatened or actual terrorism and war, including recent events in Europe;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, or a shortage of skilled labor;
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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited)	2022	2021	2022	2021
	(Thousands of dollars, except per share amounts)

Total revenues	$818,208	$593,735	$2,578,005	$1,808,597

Cost of natural gas	504,693	307,837	1,459,087	775,006

Operating expenses
Operations and maintenance	132,759	129,524	472,265	449,676
Depreciation and amortization	61,065	52,945	228,479	207,233
General taxes	16,112	16,425	68,217	66,424
Total operating expenses	209,936	198,894	768,961	723,333
Operating income	103,579	87,004	349,957	310,258
Other income (expense), net	3,152	(1,449)	(4,183)	(3,207)
Interest expense, net	(26,040)	(14,473)	(77,506)	(60,301)
Income before income taxes	80,691	71,082	268,268	246,750
Income taxes	(13,659)	(10,570)	(46,526)	(40,316)
Net income	$67,032	$60,512	$221,742	$206,434

Earnings per share
Basic	$1.23	$1.13	$4.09	$3.85
Diluted	$1.23	$1.12	$4.08	$3.85

Average shares (thousands)
Basic	54,337	53,753	54,207	53,575
Diluted	54,504	53,841	54,338	53,674
Dividends declared per share of stock	$0.62	$0.58	$2.48	$2.32

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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2022	2021
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$7,834,557	$7,274,268
Accumulated depreciation and amortization	2,205,717	2,083,433
Net property, plant and equipment	5,628,840	5,190,835
Current assets
Cash and cash equivalents	9,681	8,852
Restricted cash and cash equivalents	8,446	—
Total cash, cash equivalents and restricted cash and cash equivalents	18,127	8,852
Accounts receivable, net	553,834	341,756
Materials and supplies	70,873	54,892
Natural gas in storage	269,205	179,646
Regulatory assets	275,572	1,611,676
Other current assets	29,997	27,742
Total current assets	1,217,608	2,224,564
Goodwill and other assets
Regulatory assets	330,831	724,862
Securitized intangible asset, net	323,838	—
Goodwill	157,953	157,953
Other assets	117,326	103,906
Total goodwill and other assets	929,948	986,721
Total assets	$7,776,396	$8,402,120

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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	December 31,	December 31,
(Unaudited)	2022	2021
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 55,349,954 shares at December 31, 2022; issued and outstanding 53,633,210 shares at December 31, 2021	$553	$536
Paid-in capital	1,932,714	1,790,362
Retained earnings	651,863	565,161
Accumulated other comprehensive loss	(704)	(6,527)
Total equity	2,584,426	2,349,532
Other long-term debt, excluding current maturities, net of issuance costs	2,352,400	3,683,378
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	309,343	—
Total-long term debt, excluding current maturities, net of issuance costs	2,661,743	3,683,378
Total equity and long-term debt	5,246,169	6,032,910
Current liabilities
Current maturities of securitized utility tariff bonds	20,716	—
Notes payable	552,000	494,000
Accounts payable	360,493	258,554
Accrued taxes other than income	78,352	67,035
Regulatory liabilities	47,867	8,090
Customer deposits	57,854	62,454
Other current liabilities	72,137	90,360
Total current liabilities	1,189,419	980,493
Deferred credits and other liabilities
Deferred income taxes	698,456	695,284
Regulatory liabilities	529,441	552,928
Employee benefit obligations	19,587	35,226
Other deferred credits	93,324	105,279
Total deferred credits and other liabilities	1,340,808	1,388,717
Commitments and contingencies
Total liabilities and equity	$7,776,396	$8,402,120

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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	December 31,
(Unaudited)	2022	2021
	(Thousands of dollars)
Operating activities
Net income	$221,742	$206,434
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	228,479	207,233
Deferred income taxes	(22,034)	43,449
Share-based compensation expense	10,741	10,498
Provision for doubtful accounts	6,003	9,131
Proceeds from government securitization of winter weather event costs	1,330,582	—
Changes in assets and liabilities:
Accounts receivable	(213,656)	(57,902)
Materials and supplies	(15,981)	(2,126)
Natural gas in storage	(89,559)	(85,700)
Asset removal costs	(47,032)	(49,029)
Accounts payable	85,915	107,207
Accrued taxes other than income	11,317	3,235
Customer deposits	(4,600)	(5,574)
Regulatory assets and liabilities - current	52,417	(1,562,574)
Regulatory assets and liabilities - noncurrent	53,992	(367,210)
Other assets and liabilities - current	(23,377)	18,461
Other assets and liabilities - noncurrent	(14,107)	(11,190)
Cash provided by (used in) operating activities	1,570,842	(1,535,657)
Investing activities
Capital expenditures	(609,486)	(495,246)
Other investing expenditures	(8,632)	(7,554)
Other investing receipts	4,008	1,717
Cash used in investing activities	(614,110)	(501,083)
Financing activities
Borrowings (repayments) on notes payable, net	58,000	75,775
Issuance of other long-term debt, net of discounts	297,591	2,498,895
Issuance of securitized utility tariff bonds, net of discounts	335,931	—
Long-term debt financing costs	(8,567)	(35,110)
Issuance of common stock	133,711	26,662
Repayment of other long-term debt	(1,627,000)	(400,000)
Dividends paid	(133,954)	(123,912)
Tax withholdings related to net share settlements of stock compensation	(3,169)	(4,711)
Cash provided by (used in) financing activities	(947,457)	2,037,599
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	9,275	859
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	8,852	7,993
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$18,127	$8,852
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$84,871	$70,066
Cash paid (received) for income taxes, net	$67,421	$(10,809)

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ONE Gas Announces Fourth Quarter and Full Year 2022 Financial Results
Feb. 22, 2023

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited)	2022	2021	2022	2021
	(Millions of dollars)
Natural gas sales	$775.6	$555.0	$2,418.7	$1,661.7
Transportation revenues	$33.7	$31.2	$126.5	$119.0
Other revenues	$8.9	$7.5	$32.8	$27.9
Total revenues	$818.2	$593.7	$2,578.0	$1,808.6
Cost of natural gas	$504.7	$307.8	$1,459.1	$775.0
Operating costs	$148.8	$146.0	$540.4	$516.1
Depreciation and amortization	$61.1	$52.9	$228.5	$207.2
Operating income	$103.6	$87.0	$350.0	$310.3
Net income	$67.0	$60.5	$221.7	$206.4
Capital expenditures and asset removal costs	$209.6	$161.4	$656.5	$544.3

Volumes (Bcf)
Natural gas sales
Residential	43.4	33.3	125.3	117.8
Commercial and industrial	13.4	10.0	43.2	37.6
Other	0.9	0.7	2.7	2.5
Total sales volumes delivered	57.7	43.9	171.2	157.9
Transportation	58.9	55.5	230.1	229.9
Total volumes delivered	116.6	99.4	401.3	387.8

Average number of customers (in thousands)
Residential	2,077	2,063	2,079	2,065
Commercial and industrial	162	160	161	160
Other	3	3	4	3
Transportation	12	13	12	13
Total customers	2,254	2,239	2,256	2,241

Heating Degree Days
Actual degree days	4,002	2,667	10,350	9,025
Normal degree days	3,854	3,798	9,832	9,717
Percent colder (warmer) than normal weather	3.7%	(29.8)%	5.0%	(7.1)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	913	905	913	905
Actual degree days	1,417	905	3,621	3,224
Normal degree days	1,318	1,261	3,346	3,229
Percent colder (warmer) than normal weather	7.0%	(28.2)%	7.6%	(0.2)%

Kansas
Average number of customers (in thousands)	646	645	648	647
Actual degree days	1,834	1,339	4,779	4,251
Normal degree days	1,821	1,821	4,722	4,722
Percent colder (warmer) than normal weather	0.7%	(26.5)%	1.2%	(10.0)%

Texas
Average number of customers (in thousands)	695	689	695	689
Actual degree days	751	423	1,950	1,550
Normal degree days	715	716	1,764	1,766
Percent colder (warmer) than normal weather	4.8%	(40.9)%	9.5%	(12.2)%
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